Exhibit 19.1

KULICKE AND SOFFA INDUSTRIES, INC.
INSIDER TRADING POLICY

A.INTRODUCTION
This insider trading policy (this “Policy”) is designed to prevent the misuse of material nonpublic information, insider trading in securities, the appearance of impropriety, and the severe consequences associated with violations of insider trading laws. It is intended to help personnel of Kulicke and Soffa Industries, Inc. (together with its subsidiaries, collectively, the “Company”) comply with the applicable insider trading laws.
Trading on the basis of material nonpublic information, or disclosing that information, creates an unfair advantage over investors who do not have access to that information. To protect the investing public from this unfair advantage, the U.S. securities laws generally prohibit Company personnel and certain others having material nonpublic information regarding the Company from trading in Company securities or from selectively disclosing or “tipping” such information to others.
It is your obligation to fully review, understand and comply with this Policy. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment, and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
This Policy shall be administered by the Company’s General Counsel. The General Counsel may designate others from time-to-time to assist with the execution of the General Counsel’s duties under this Policy.

B.REQUIREMENTS
1.Persons Covered by this Policy.
This Policy applies to you if you are a director, officer, employee or contractor of the Company, both inside and outside of the United States (collectively, “Insiders”).
To the extent applicable to you, this Policy also applies to the following persons (“Affiliates”):
a.your “Family Members” (“Family Members” are (i) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (ii) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (iii) any of your other family members who do not reside in your household but whose transactions are directed by you, and (iv) any other individual over whose account you have control and to whose financial support you materially contribute);
b.all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
c.all persons who execute trades on your behalf; and
d.all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the trading restrictions set forth in this Policy do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws.
You are responsible for making sure that your Affiliates comply with this Policy.
This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of material nonpublic information. Directors, officers or employees of the Company who terminate their service or employment

Exhibit 19.1

during a Blackout Period (as defined below) continue to be restricted from trading in Company securities until two (2) business days following the termination of the Blackout Period.

2.No Trading on Material Nonpublic Information
It is illegal for anyone to engage in insider trading. “Insider trading” is (i) trading (i.e. buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of “material nonpublic information” (as defined below) about that company, or (ii) disclosing material nonpublic information about a company to others who may trade on the basis of that information. If you or your Affiliates are in possession of material nonpublic information about the Company, you and your Affiliates are prohibited from doing the following:
a.using it to transact in securities of the Company, which include common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the General Counsel in accordance with this policy that are intended to comply with Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (see Section F (10b5-1 Trading Plans));
b.disclosing it to other directors, officers, employees, consultants, contractors, agents or other service providers whose roles do not require them to have the information;
c.disclosing it to anyone outside of the Company, including family, friends, business associates, investors or consulting firms, without prior written authorization from the General Counsel; and/ or
d.using it to express an opinion or make a recommendation about trading in the Company’s securities.
In addition, material nonpublic information about another company that you learn through your job at the Company is subject to these same restrictions around disclosure and trading. If you are in possession of material nonpublic information about the Company’s suppliers, customers, competitors or a target company that is potentially subject of an acquisition, joint venture or any other form of business collaboration involving the Company, you and your Affiliates cannot use that information to trade securities of that company, give trading advice about that company, tip or disclose that information, pass that information on to others, or engage in any other action to take advantage of that information. Any such action will be deemed a violation of this Policy.
If your work regularly involves handling or discussing confidential information of one of our partners, suppliers or customers, you should consult with the General Counsel before trading in any of that company’s securities.

3.No Disclosure of Confidential Information.
You may not at any time disclose material nonpublic information about the Company or about another company that you obtained in connection with your service with the Company to friends, family members or any other person or entity that the Company has not authorized to know such information. In addition, you must handle the confidential information of others in accordance with any related non-disclosure agreements and other obligations that the Company has with them and limit your use of the confidential information to the purpose for which it was disclosed.
The fact that the Company has imposed a Special Blackout Period (as defined below) is always deemed confidential information. All Insiders are prohibited from disclosing to anyone that the Company has imposed a Special Blackout Period.

Exhibit 19.1

Third parties may ask you for information concerning the Company. You must not discuss internal matters with, or disseminate internal information to, anyone outside of the Company, except as required in the performance of their duties with the Company and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons in line with the “Corporate Communications” section set out in the Company’s Code of Business Conduct.
4.Definition of Material Nonpublic Information
This Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you should consult with the General Counsel.
“Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of a company or view as significantly altering the total mix of information available in the marketplace about a company as an issuer of the securities. In general, any information (whether positive or negative) that could reasonably be expected to affect the market price of a security is likely to be material. It is not possible to define all categories of material information.
However, some examples of information that could be regarded as material include, but are not limited to:
a.financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts;
b.earnings or revenue that are inconsistent with the consensus expectations of the investment community;
c.actual or potential restatements of financial results, or material impairments, write-offs or restructurings;
d.changes in independent auditors, or notification that a company may no longer rely on an audit report;
e.actual or potential changes in the executive leadership or the Board of Directors;
f.business plans or budgets, including quarterly business reviews and similar periodic business analysis and updates;
g.creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
h.impending bankruptcy or financial liquidity problems;
i.significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
j.significant information relating to business operations, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes or other announcements of a significant nature;
k.significant developments in research and development or relating to intellectual property;
l.significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;
m.major events involving a company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
n.significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of a company;
o.human capital rightsizing exercises or employee lay-offs;
p.data breaches or other cybersecurity events;

Exhibit 19.1

q.updates regarding any prior material disclosure that has materially changed;
r.the existence of any information specifically determined as “material” by a company; and
s.the imposition of any Special Blackout Period.
For avoidance of doubt, the list above is not exhaustive and there may be other information or events which may be deemed “material” depending on the situations that may arise. In addition, the above items will not always be material. For example, some contracts or changes in arrangements with service providers may clearly be material while others may not be.
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. Even if the information is widely known throughout the Company, it may still be nonpublic. To demonstrate that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report or disclosure with the SEC, the distribution of a press release, publishing the information on our website or posting on social media if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, and unless as otherwise instructed by the General Counsel, at least two (2) full trading days (as defined below) shall pass after the dissemination of information before being considered public. For clarity, a “full trading day” means an entire calendar day in which a session of regular trading hours on the NYSE or Nasdaq between 9:30 a.m. and 4:00 p.m. U.S. Eastern Time (or such earlier close time as has been set by exchange rules) has occurred.
As a rule of thumb, if you think something might be material nonpublic information, it probably is. You can always reach out to the General Counsel if you have questions.
5.Actions Covered by this Policy.
Except as discussed in Section E (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess material nonpublic information obtained in connection with your service with the Company. This Policy therefore applies to:
a.any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers or transactions made through an online trading account platform);
b.any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange‑traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans; and
c.any offer to engage in the transactions described above.
There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.
This Policy also prohibits providing material nonpublic information about a company, including a company’s suppliers, customers, competitors or a target company that is potentially subject of an acquisition, joint venture or any other form of business collaboration, to another person who may trade or advise others to trade on the basis of that information, also known as “tipping,” which is illegal.
You are prohibited from providing material nonpublic information about a company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving a company’s securities, or otherwise give trading advice concerning a company’s securities, if you are in possession of material nonpublic information about a company.

Exhibit 19.1

C.ADDITIONAL TRADING RESTRICTIONS FOR RESTRICTED PERSONS
1.Blackout Periods
Except as discussed in Section E (Exceptions to Trading Restrictions), all of the persons listed below (“Restricted Persons”) and each of their Affiliates must refrain from conducting transactions involving the Company’s securities during Blackout Periods (as defined below):
a.Members of the Board of Directors;
b.Officers of the Company (including all Vice Presidents of any level, the Corporate Secretary, and any Assistant Corporate Secretaries);
c.Group Controllers;
d.Senior Director, Financial Planning & Analysis (or similar role/function);
e.Senior Director, Investor Relations (or similar role/function); and
f.Such other persons as are designated by the General Counsel from time-to-time who are notified that they are Restricted Persons.
The General Counsel may update and revise the foregoing list from time to time as deemed appropriate, and will notify such Restricted Persons accordingly.

2.Blackout Periods Defined.
“Blackout Periods” means each of the following:
a.Quarterly Blackout Periods. The period beginning fifteen (15) calendar days before the end of any fiscal quarter or fiscal year and ending two (2) business days after financial results for that fiscal quarter or fiscal year have been publicly released (a “Quarterly Blackout Period”).
b.Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time (a “Special Blackout Period”) and the General Counsel will notify Restricted Persons of a Special Blackout Period by providing a written notice. Special Blackout Periods might also apply to persons other than Restricted Persons or fewer than all Restricted Persons. The General Counsel will notify the impacted Restricted Persons or such other affected persons following the end of a Special Blackout Period. Without limiting the circumstances in which the General Counsel may designate a Special Blackout Period, the General Counsel may designate as a Special Blackout Period the period that begins four business days before and ends four business days after the Company’s public announcement of either: (A) a new share repurchase plan or program; or (B) an increase of an existing share repurchase plan or program.

3.All trades MUST be pre-cleared.
Even if a trade in Company securities is intended to occur outside of a Blackout Period, Restricted Persons must first obtain pre-clearance authorization from the General Counsel before making such trade. To request pre-clearance, you must email the General Counsel with the request, with a copy to the Global Equity and Benefits Advisor, and provide to the General Counsel any documentation as the General Counsel may reasonably require in furtherance of the foregoing procedures. Any failure to provide such information will be grounds for the General Counsel to deny approval of your trade request. There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times.
The General Counsel will advise you on whether pre-clearance has been granted. In connection with your pre-clearance application, you are required to certify that you are not in possession of material nonpublic information about the Company. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. The General Counsel’s pre-clearance will expire 48 hours from the time the pre-clearance has been granted.

Exhibit 19.1

If you expect any trade to be completed more than 48 hours after pre-clearance is granted, you are required to obtain another pre-clearance from the General Counsel. Even after pre-clearance, you may not trade the Company’s securities if a Blackout Period is imposed, if you become aware of material nonpublic information prior to the trade being executed, or if such clearance has been rescinded by the General Counsel. If the General Counsel is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or one of their delegates must pre-clear or deny any trade.
D.STRICTLY PROHIBITED TRANSACTIONS; STANDING AND LIMIT ORDERS
You may not engage in any of the following types of transactions other than as noted below, regardless of whether you (i) have material nonpublic information or not, or (ii) are a Restricted Person or not.
1.Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve the Company’s securities.
2.Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company), or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities either (i) granted to you by the Company as part of your compensation, or (ii) held, directly or indirectly, by you.
3.Pledging Transactions. You may not pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction.
4.Margin Accounts. You may not hold the Company’s securities in a margin account unless you first obtain pre-clearance from the General Counsel.
5.Standing and Limit Orders. Beyond the strictly prohibited transactions outlined above, standing and limit orders (except standing and limit orders under an approved Rule 10b5‑1 Plan (as defined below)) create heightened risks for insider trading violations as there is no control over the timing of the purchases or sales that result from standing instructions to a broker. As a result, the transaction could be executed when an individual is in possession of material nonpublic information. The Company therefore discourages Insiders placing standing or limit orders on the Company’s securities. If an Insider subject to this Policy nonetheless determines that they must use a standing order or limit order (other than under an approved Rule 10b5‑1 Plan), the order should be limited to short duration and the Insider using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to a Blackout Period or if they come into possession of material nonpublic information.
E.EXCEPTIONS TO TRADING RESTRICTIONS
The following are certain limited exceptions to the insider trading restrictions imposed by this Policy:
1.Stock option exercises where the purchase of stock options is paid in cash and shares continue to be held by the Insider after the exercise is finalized;
2.Net share withholding of equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;
3.Sell to cover transactions, to the extent approved and implemented by the Company, where shares are withheld by the Company upon vesting of equity awards and sold in order to satisfy tax withholding requirements; however, this exception does not apply to any other market sale for the purposes of paying required withholding;
4.Trades made pursuant to a valid Rule 10b5‑1 Plan (as defined below) approved by the Company (see Section F (10b5-1 Trading Plans) below);
5.Changes in form of ownership (for example, a transfer from your individual ownership to a trust for which you are the trustee, or transfers between brokerage accounts you own); or

Exhibit 19.1

6.Bona fide gifts of the Company’s securities or transfers by will or by the laws of descent and distribution; however, the trading restrictions under this Policy do apply to any subsequent trading of such securities if the donee is a related party of the donor; and, further, if you are subject to the pre-clearance requirements of this Policy, then you must pre-clear any of these transactions with the General Counsel.
Any other Policy exceptions must be approved by the General Counsel, in consultation with the Company’s board of directors or an independent committee of the board of directors. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law.

F.10B5-1 TRADING PLANS
The Company permits its directors, officers and employees to adopt written trading plans (a “Rule 10b5-1 Plan”) under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”) in order to mitigate the risk of trading on material nonpublic information. The following provisions apply to all Rule 10b5-1 Plans.
1.To be approved by the Company and qualify for the exception to this Policy, any Rule 10b5‑1 Plan must:
a.comply with all requirements of Rule 10b5-1 and other applicable law;
b.be established during an open trading window when the person does not have material nonpublic information;
c.have a minimum term of six (6) months and a maximum term of two (2) years (starting from when trades may first occur in accordance with this Policy);
d.be pre-approved by the General Counsel, who may refuse to approve a Rule 10b5-1 Plan or an amendment to a Rule 10b5-1 Plan as the General Counsel deems appropriate including, without limitation, if the General Counsel determines that such plan does not satisfy the requirements of Rule 10b5-1 or if it is not being entered into in good faith; and
e.be entered into and operated in good faith. To this end, the Company will require individuals adopting the Rule 10b5-1 Plans to furnish a written certification to the Company that, at the time of the adoption or modification of the plan, (i) the person is not aware of any material nonpublic information about the Company or its securities, and (ii) the person is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (the “Certification”). Persons adopting Rule 10b5-1 Plans are advised to retain all Certifications for a minimum period of ten (10) years or no shorter than the minimum retention period as prescribed under the prevailing securities laws.
2.The first trade under a Rule 10b5-1 Plan may not occur until 30 calendar days after adoption (including a modification) of the Rule 10b5-1 Plan; provided, however that for members of the Company’s board of directors as well as officers specified under Section 16 of the Exchange Act (collectively, “Statutory Insiders”), the first trade under a Rule 10b5-1 Plan may not occur until after the later of (a) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted, amended or modified, and (b) 90 calendar days after the adoption, amendment or modification of the Rule 10b5-1 Plan.
3.Unless otherwise approved by the General Counsel in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, a director, officer or employee of the Company may have only one Rule 10b5-1 Plan in effect at any time. However, such persons may adopt a new Rule 10b5-1 Plan to replace an existing Rule 10b5-1 Plan before the scheduled termination date of such existing Rule 10b5-1 Plan so long as the new Rule 10b5-1 Plan does not become effective prior to the completion of expiration of transactions under the existing Rule 10b5-1 Plan, in all cases consistent with Rule 10b5-1, and the new Rule 10b5-1 Plan must comply with the requirements of this Policy. During any 12-month period, a director, officer or employee may only enter into one Rule 10b5-1 Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the Rule 10b5-1 Plan in a single transaction.

Exhibit 19.1

4.The General Counsel must be promptly notified of any modification to, termination of or suspension of trading under any Rule 10b5-1 Plan. Any modification of a Rule 10b5-1 Plan is generally discouraged absent compelling circumstances and requires pre-approval by the General Counsel. A modification may occur only during an open trading window and while you are not aware of material, nonpublic information. If a person terminates a Rule 10b5-1 Plan prior to its stated duration, the person may not trade in the Company’s securities until after the later of (a) the completion of the next Quarterly Blackout Period after termination (or, if the plan is terminated during a Quarterly Blackout Period, the end of that period), and (b) 30 calendar days after termination. Within the one year preceding the modification or adoption of a Rule 10b5-1 Plan, a person may not have otherwise modified or adopted a Rule 10b5-1 Plan more than once.
G.COMPANY’S RIGHT TO DISCLOSE
The Company reserves the right to publicly disclose, including indicating in its quarterly reports on Form 10-Q and annual report on Form 10-K: (A) the existence and/or terms of any Rule 10b5-1 Plan (except price), including any modification and/or termination thereof; (B) if any officers and directors traded in the relevant securities in the four (4) business days before or after the announcement of the repurchase plan or program; and/or (C) any other information that the Company is required to publicly disclose under the U.S. federal securities laws and other applicable law.

H.SECTION 16 COMPLIANCE
Statutory Insiders are required to comply with the transaction reporting requirements of Section 16 of the Securities and Exchange Act and related rules and regulations. To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide (or ensure their broker provides) the General Counsel and the Global Equity and Benefits Advisor with detailed information (for example, trade date, number of shares, exact prices, weighted average price, etc.) about his or her transactions involving the Company’s securities, including dispositions of securities by bona fide gifts. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days.
The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators. The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the General Counsel.

I.YOUR PERSONAL RESPONSIBILITY
Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy.

J.VIOLATIONS OF THIS POLICY
Insiders who violate this Policy will be subject to disciplinary action by the Company, up to and including the possibility of termination of employment or an ongoing relationship with the Company. The Company has full and final discretion to determine whether this Policy has been violated based on the information available. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Exhibit 19.1

There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. The SEC, and the U.S. securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously, successfully prosecuting, for example, cases against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The penalties for violating rules against insider trading can be severe and include:
a.forfeiting any profit gained or loss avoided by the trading;
b.payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold securities of the same class;
c.payment of criminal penalties of up to US$5 million;
d.payment of civil penalties of up to three times the profit made or loss avoided; and
e.imprisonment for up to 20 years; and
f.a bar on serving as an officer or director of a public company.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of US$2 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to US$25 million, and could under some circumstances be subject to private lawsuits.
You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information. If you disclose material nonpublic information to a tippee, you can be subject to the same penalties and sanctions as the tippee even if you did not profit from a transaction.

K.REPORTING
If you believe someone is violating this Policy, you should report it to the General Counsel. Please refer to the Company’s Whistleblower Policy for the relevant reporting procedures.

L.AMENDMENTS
The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change.

M.ACKNOWLEDGEMENT
The Company will deliver a copy of this Policy to all current directors, officers, employees and contractors and to future directors, officers, employees and contractors at the start of their employment or relationship with the Company. Each of these individuals must acknowledge (in the form of EXHIBIT A to this Policy) that they have received a copy of this Policy and agree to comply with the terms of this Policy.
At the Company’s request, Restricted Persons may be required to re-acknowledge and agree to comply with the Policy (including any amendments or modifications) from time-to-time.

Exhibit 19.1

EXHIBIT A
ACKNOWLEDGEMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with the Insider Trading Policy of KULICKE AND SOFFA INDUSTRIES, INC. (together with its subsidiaries, collectively, the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy by all of my “Affiliates”. I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plan(s) against the transfer of any Company securities that the Company considers to be in contravention of the Insider Trading Policy.
This acknowledgement constitutes consent for the Company to impose sanctions for violation of the Insider Trading Policy and to issue any stop-transfer orders to the Company’s transfer agent that the Company, in its sole discretion, deems appropriate to ensure compliance.

Date:	Signature:

Name:

Title:

Send signed Acknowledgement to:
Zi Yao Lim
Senior Director, Legal Affairs and General Counsel
KULICKE AND SOFFA INDUSTRIES, INC.
23A Serangoon North Avenue 5
Singapore 554369